Exhibit 11

                                  June 10, 2005

Sentinel Group Funds, Inc.
One National Life Drive
Montpelier, VT  05602

Ladies and Gentlemen:

      We have acted as counsel for Sentinel Group Funds, Inc. (the "Corporation"), which currently consists of 16 series, in connection with the proposed reorganizations involving the following six series of the Corporation:

            (a) Sentinel Bond Fund ("Bond Fund") will transfer its assets and liabilities to Sentinel Government Securities Fund ("Government Securities Fund") in return for shares of Government Securities Fund;

            (b) Sentinel Core Mid Cap Fund ("Mid Cap Fund") will transfer its assets and liabilities to Sentinel Mid Cap Growth Fund ("Mid Cap Growth Fund") in return for shares of Mid Cap Growth Fund; and

            (c) Sentinel Growth Index Fund ("Growth Index Fund") will transfer its assets and liabilities to Sentinel Flex Cap Opportunity Fund ("Flex Cap Opportunity Fund") in return for shares of Flex Cap Opportunity Fund.

      This opinion is furnished in connection with the Corporation's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.01 per share, of the Corporation (the "Shares"), to be issued in the proposed reorganizations by Government Securities Fund, Mid Cap Growth Fund and Flex Cap Opportunity Fund. As counsel for the Corporation in connection with the proposed reorganizations, we are familiar with the proceedings taken by the Corporation and to be taken by the Corporation in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Charter and the By-laws, as amended, of the Corporation, each as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that subsequent to the approval of the Plan of Reorganization with respect to the proposed transactions by the shareholders of Sentinel Bond Fund, Sentinel Core Mid Cap Fund and Sentinel Growth Index Fund (the "Plan"), as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Plan, against payment of the consideration set forth in the Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Corporation.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                             Very truly yours,


                                             SIDLEY, AUSTIN BROWN & WOOD LLP